Exhibit 16.1

September 17, 2015

Office of the Chief Accountant
Securities and Exchange Commission
100 F Street, NE
Washington, D.C. 20549

Commissioners:

We have read the statements made by HCi Viocare, which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K, as part of the Form 8-K of HCi Viocare dated on or about September 17, 2015 and are in agreement with the statements contained in Item 4.01 insofar as they relate to our firm.

Very truly yours,
Anderson Bradshaw PLLC
Salt Lake City, UT 84107

Sincerely,

/s/William R. Denney
William R. Denney
Anderson Bradshaw PLLC

cc: HCi VioCare
Kintyre House, 209 Govan Road
Glasgow Scotland G51 1HJ

5296 S. Commerce Dr
Suite 300
Salt Lake City, Utah 84107
USA
(T) 801.281.4700
(F) 801.281.4701

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